Exhibit 10.1

STRATEGIC PARTNERSHIP AGREEMENT

This STRATEGIC PARTNERSHIP AGREEMENT (“Agreement”) is entered into on this 9th day of August 2024 (“Effective Date”) by and between Orgenesis, Inc. a Nevada corporation, USA, having an address at 20271 Goldenrod Lane, Germantown ,MD 20876, USA (“Orgenesis”) and Harley Street Healthcare Group (London) Plc Ltd., a company duly incorporated under the laws of the state of the England having its commercial office at 28 Portland Pl, London W1B 1LY, United Kingdom (“HSHG” or “Company”); (HSHG together with Orgenesis may also be referred to herein as the “Parties” and each as a “Party”).

WHEREAS, Orgenesis is engaged, inter alia, in the development and commercialization of cell and gene therapeutic products, including, without limitation, the products described in Exhibit A attached hereto (the products described in Exhibit A, hereinafter the “Orgenesis Products”) and is the owner of or holds the rights to related know-how and other intellectual property (“Orgenesis Background IP”); and

WHEREAS HSHG and Orgenesis agree to formalize a joint venture to collaborate in the clinical development and commercialization of three (3) Orgenesis products, which is to be launched by the end of Q4 2024. These products will be offered to the community on a subscription basis in line with planned offering of “Health & Wellness As A Service” (HWAAS). Initially within the territory of the United Kingdom, the UAE, MENA, Canada, ASEAN, the Balkans, Africa, Latam and the Indian Subcontinent (the “Territory”), all following the terms and conditions of this Agreement; and

WHEREAS HSHG and Orgenesis jointly aim to offer the products with at least a 20% profit margin on all the product revenues during the first 5 years with expectations to grow the revenues by 10%-15% per year, to help deliver the return on investment as part of the turnaround strategy.

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS

Terms defined in this Section and elsewhere, parenthetically, in this Agreement, shall have the same meaning throughout this Agreement. Defined terms may be used in the singular or in the plural.

1.1.	“Affiliate” shall mean, as to either Party, any corporation which controls, is controlled by, or is under common control with, such Party; A corporation shall be deemed to control another corporation if it owns, directly or indirectly, more than 50% (fifty percent) of the voting shares, or has the power to elect more than half of the directors, of such other corporation;

1.2.	“Development” means pre-clinical and clinical and regulatory activities, including without limitation pre-clinical and clinical trials (“Clinical Trials”), as required for obtaining all required regulatory approval(s) and/or reimbursement approval for commercialization of the Orgenesis Products within the Territory;

1.3.	“Work Plan” the work plan for carrying out a Project (as defined below) which may be entered into by the Parties from time to time.

2.	PURPOSE AND OBJECT OF THE STRATEGIC PARTNERSHIP

Summary and scope:

Orgenesis and HSHG will launch a new JV entity-initially owned 49% (Orgenesis):51% (HSHG). This JV will focus on delivering wellness & longevity-related services to the market. Orgenesis will invest through its IPs, whereas HSHG will invest Cash according to the following agreed action plan:

i.	Upon the formation of the strategic partnership agreement Orgenesis and HSHG will issue a joint press release as per the legal requirements.
ii.	The JV will launch wellness and longevity-related products and services to the global market in Phases with the aim to generate revenue by Q4 of 2024.
iii.	“Phase 1 Products” shall include a) Bio Cell Banking of Immune Cells - part of personalised preventative care; b) Aging & Longevity therapies & products packaged with functional medicine; c) Preventative illness screening; d) regeneration therapies with stem cells among others.

The JV will map out the 5-year revenue projections. Future relevant financial results will be reflected on the Orgenesis balance sheet according to the rules of US GAAP. Recurring revenues will include Health -Wellness as a Service (HWAAS). The JV will aim to grow this revenue at 15% year-on-year over a 5-year timeline as part of the agreed Work Plan.

The Parties agree on the following milestones to be achieved in the said Work Plan:

i.	HSHG will commit to invest $ 5 million in shares of common stock of Orgenesis at the greater of (i) $1.03 per share (subject to adjustment for stock splits, consolidations and similar transactions) or (ii) a 5% premium to the Nasdaq official closing price of the common stock of Orgenesis at the time of HSHG’s investment (See 3.1.1 below).
ii.	Upon receipt of the $5 million investment in (i) above, HSHG will receive 4,854,369 three-year warrants to purchase 4,854,369 shares of common stock of Orgenesis at the greater of (i) $1.03 (subject to adjustment for stock splits, consolidations and similar transactions) or (ii) a 10% premium to the Nasdaq official closing price of the common stock of Orgenesis.
iii.	The Parties will have the right to consolidate the JV entirely into its consolidated financial results if required under US GAAP or applicable accounting standards.

Detailed Scope of the Partnership:

2.1.	The Parties agree to collaborate and work together by forming a joint venture, subject to the terms and conditions of this agreement, for the purpose of setting up one or more centers for development and commercializing of cell and gene therapies and/or treatment of patients with Orgenesis Products and for providing Bio-banking services, preventive illness screening and longevity therapies, all within the Territory (the “Centers” and “Project” respectively). Each of the project for the establishment of each of the Centers shall be governed by a separate Work Plan to be entered into by the Parties The first mutually agreed Work Plan is attached hereto as Exhibit B.

2.2.	The Parties shall carry out the joint activities in accordance with the applicable Work Plan as may be amended, from time to time, by the Parties in writing.

2.3.	Nothing in this Agreement shall be considered as a limitation of the powers or rights of any of the Parties to carry on its independent business for its sole benefit in addition to the Project, except that the Parties undertake to use commercially reasonable efforts to safeguard and further their common interests in relation to the Project(s).

2.4.	Upon mutual written agreement of the Parties, the Parties may establish a separate entity to carry out the Project(s) (“Entity”), in which case the Parties will prepare and execute appropriate mutually agreed upon formation documents and shareholder rights agreements to form the new legal Entity. The Entity will initially be 51% owned by Company and 49% by Orgenesis. Thereafter, ownership of the entity will be based on each’s respective contributions, and control of the Board will be based upon such percentage contributions. Once organized and at the first meeting held by the board of directors of the new Entity (“Board”), the new Entity shall ratify the actions taken by the Parties to that date, as promoters of the new Entity, to the extent both Parties consented to such actions. Until the Parties mutually agree to form the new Entity (if at all), HSHG and Orgenesis shall each carry out the respective tasks assigned to them for the implementation of the Project in accordance with this Agreement and the applicable Work Plan. Each Party shall maintain complete and accurate books and records relating to its activities under this Agreement (“Records”) and shall grant the other Party’s representatives with reasonable access to such Records and provide such other Party with all other information relating to such activities, as reasonably requested by such other Party from time to time, subject to Section 8 below;

3.	Contribution by Parties

3.1.	Each Party shall contribute to the JV and its Projects in the following agreed manner:

3.1.1. HSHG shall market the Orgenesis and HSHG cobranded Products in the Territory under the applicable regulatory requirements and commits to investing in the products through the joint venture an aggregate investment amount of US 5 Million Dollars ($5,000,000) in phase 1 (by end of Dec 2024) in shares of common stock of Orgenesis. The effective date of this agreement will be the date on which Orgenesis receives the investment amount, or another amount, to be agreed upon between the parties.

3.1.2	In addition, HSHG will have the option to provide up to 5 million Dollars ($5,000,000) of additional funding for phase II, to be invested by December 31, 2025 in shares of common stock of Orgenesis, under the same terms (the “Option”). The Option shall expire on the one- year anniversary of the Effective Date.

As a commitment to the above plan HSHG will organize the funding through the sale of its assets and debentures.

For clarification purposes, the Orgenesis common stock share price for HSHG investments under this agreement will be the higher of (i) $US 1.03 per share, or (ii) 5% premium to the closing market price of Orgenesis Inc. common stock, at the prior business day to the time of investment.

3.1.2.	Permit Orgenesis and/or its Affiliates (as applicable) to carry out activities required to be carried out by Orgenesis and/or its Affiliates (as applicable) with respect to the Project under the Work Plan from HSHG’s /JV’s premises and/or provide the necessary real estate property to enable Orgenesis and/or its Affiliates (as applicable) to carry out such activities in accordance with the Work Plan and/or MSA.

3.1.3.	HSHG will have the option to nominate a representative board member to join Orgenesis’ Board of Directors, subject to Orgenesis obtaining the proper corporate approvals and following the procedure for adding a Board member.

3.2.	Orgenesis Contribution to the Project.

Orgenesis will:

3.2.1.	Grant intellectual property rights to the joint venture company. The JV supported by HSHG shall be solely responsible for payment of all costs of the manufacturing, distributing, marketing and/or selling Orgenesis Products within the Territory pursuant to a License Agreement to be agreed upon between the Parties.

3.2.2.	The Orgenesis License Agreement and IP transfer to the Joint Venture related the products will contain diligence requirements, quality and reporting standards and other standard rights and obligations representations and warranties which are common in licensing agreements for international biotech licensing agreements and granting of IPs

3.2.3.	Orgenesis shall provide the know-how and tech transfer of Orgenesis Products, and will support the JV/HSHG in the implementation of one or more products in the Territory, including implementing the relevant Orgenesis’ quality management system, all as specified and detailed in the applicable Work Plan and the relevant master services agreement.

3.2.4.	Orgenesis will have the option to nominate a representative board member to join the JV and HSHG’s Board of Directors, subject to HSHG obtaining the proper approval for adding a Board member.

3.3.	Additional Contribution: In addition, each of the Parties may provide additional funding in an amount to be mutually agreed by the Parties, to cover the operations costs of the Project in accordance with the Work Plan (“Funding Amount”).

4.	DEVELOPMENT OF THE PRODUCTS:

4.1.	Each Party shall exert its best commercial efforts to carry out its respective tasks under the relevant Work Plan in a timely and professional manner in accordance with such Work Plan.

4.2.	Notwithstanding anything to the contrary in this Agreement, neither Party shall have the authority or right, nor shall any Party hold itself out as having the authority or right to assume, create or undertake any obligation of any kind whatsoever, expressed or implied, on behalf or in the name of the other Party unless otherwise agreed by the Parties in writing, and/or as set forth in this Agreement.

4.3.	The Development shall be conducted in accordance with and subject to the relevant Work Plan.

4.4.	The Clinical Activity and any approvals required for conducting such Clinical Activity shall be performed and/or obtained (as applicable) in accordance with and subject to the then applicable protocol and the relevant Work Plan and all applicable laws, regulations and standards.

5.	ADDITIONAL INVESTMENTS: BUY-OUT

5.1.	Each Party shall have the right, to invest additional sums (in addition to the amounts to be contributed by HSHG as set forth In Section 3.1 above), in the Project (which such investment may be in the form of an equity investment for shares in the JV Entity, a convertible loan, and/or procured services (the “Additional Investment”), if required (as determined by the Parties) upon mutual agreement in order to continue the activities of the Project(s). The valuation of the JV/any jointly controlled entities for the purposes of such Additional Investment will be mutually agreed by the Parties or determined by an independent third-party expert to be mutually selected by the Parties. Any Additional Investment by either Party may result in a dilution of the other Party’s participating interest.

5.2.	Orgenesis and HSHG shall have the right to purchase all of HSHG’s or Orgenesis’ interest in the joint venture subject to all rules and regulations to which it is then subject, including without limitation, the rules of any U.S. national securities exchange (“ORGS Buy-Out”). In the event that the ORGS Buy-Out is implemented, then, for the purposes of the ORGS Buy-Out, the Entity’s valuation shall be determined by an independent third-party expert to be mutually selected by the Parties.

6.	STEERING COMMITTEE

6.1	The Parties will form a steering committee composed of one (1) representative from Orgenesis, and two (2) representatives from HSHG, to facilitate and oversee Development under the Work Plan (the “Steering Committee”).

7.	INTELLECTUAL PROPERTY

7.1.	As between the Parties, Orgenesis is and shall remain the exclusive owner of all Orgenesis Background IP, and of any improvements thereon, modification thereto and/or derivatives thereof.

7.2.	Foreground IP: Subject to Section 7.1 above, the Parties shall jointly own all rights, title and interests in and to any and all new inventions, discoveries, data rights, information, know how, materials, processes, manufacturing protocols, clinical results, methods, techniques, products, treatments, materials, and any other Intellectual Property which is generated, conceived, developed and/or reduced to practice by and/or on behalf of the Company under the activities of the Project, and/or resulting from the performance of the Work Plan (collectively, the “Project IP”) For clarity, Project IP specifically excludes, Orgenesis Background IP.

7.3.	Filing, Prosecution and Maintenance of Project IP: Orgenesis shall have control over the filing, prosecution and maintenance all patent applications and patents covering the Project IP after consultation with the Company.

8.	CONFIDENTIALITY

8.1.	As used in this Agreement, “Confidential Information” means nonpublic information, data and/or materials that may be disclosed by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement or which was disclosed prior to the Effective Date in connection with the subject matter hereof, in whatever form, provided that such information is clearly marked as confidential. Information disclosed other than in written or other tangible form will be deemed Confidential Information only if the Disclosing Party provides the Receiving Party with a written statement within thirty (30) days of the initial disclosure that identifies which portion of such information is to be deemed Confidential Information. Notwithstanding the forgoing, the failure to mark or identify information as confidential shall not prevent its being treated as Confidential Information if it is reasonably clear that such information is commercially sensitive information. The Receiving Party agrees (i) to use such Confidential Information of the Disclosing Party solely for performing its obligations and/or exercising it rights under this Agreement; and (ii) except as otherwise expressly permitted herein, to not disclose such Confidential Information of the Disclosing Party to any Third Party without prior written permission.

8.2.	The foregoing confidentiality obligations do not pertain to any Confidential Information that a Receiving Party establishes: (i) was known to the Receiving Party without restriction prior to receipt from the Disclosing Party; (ii) is now or becomes public knowledge, other than through acts or omissions of the Receiving Party and/or anyone on its behalf in breach of this Agreement; (iii) is disclosed at any time without restriction to the Receiving Party by a third party with a lawful right to disclose such information; (iv) was independently developed by or on behalf of the Receiving Party, outside the scope of this Agreement, without use of and/or reference to the Confidential Information of the Disclosing Party; or (v) is disclosed by the Receiving Party to comply with any applicable law, court order or governmental regulation, only to the minimum extent required to comply with such law, order, or regulation, provided that the Receiving Party shall, to the extent permissible, provide prior notice of such required to the Disclosing Party.

8.3.	Without limiting the Parties’ obligations, the Parties shall hold in confidence and not disclose the terms and conditions of this Agreement. Notwithstanding the foregoing, a Party may disclose the existence and terms and condition of this Agreement and material developments hereunder (i) to the extent required to comply with applicable law (including but not limited to securities laws and regulations) or the listing requirements of a securities exchange, provided that such Party use reasonable efforts to seek and obtain confidential treatment as permitted under such applicable laws and listing requirements and/or (ii) to bona fide potential investors, acquirers, merger partners, collaborators or licensees, or to professional advisors (e.g. attorneys, accountants and prospective investment bankers) involved in such activities, for the limited purpose of evaluating such investment, transaction, or license and under appropriate conditions of confidentiality, only to the extent necessary and with the agreement by those permitted individuals to maintain such information in strict confidence.

8.4.	Each Party shall be entitled to disclose Confidential Information of the other Party to its Affiliates and to their respective officers, employees, consultants provided that they have a need to know such Confidential Information and are bound by confidentiality and non-sue obligations no less protective of the Disclosing Party`s rights as those under this Agreement.

8.5.	Upon the termination of this Agreement or, if earlier, upon the written request by Disclosing Party at any time, Receiving Party shall promptly [within 14 (fourteen) days] return or destroy (at the direction of Disclosing Party) all Confidential Information to Disclosing Party and all documents or media containing any such Confidential Information, retaining only one copy for archival purposes only. Notwithstanding the foregoing, it is agreed that Receiving Party shall not be required to destroy any computer files created during automatic system back up which are subsequently stored securely by Receiving Party.

8.6.	Notwithstanding the provisions of this Section 8 above, Orgenesis shall not be prevented from mentioning the name of the JV/HSHG, and/or any employee of JV/HSHG or from disclosing any information if, and to the extent that, such mention or disclosure is to competent authorities for the purposes of obtaining approval or permission for the exercise of the License, or in the fulfillment of any legal duty owed to any competent authority (including a duty to make regulatory filings).

9.	REPRESENTATIONS AND WARRANTIES

9.1.	Each of the Parties hereby represents and warrants to the other Party, acknowledging that the other Party has entered into this Agreement in reliance of such representations and warranties. hereunder

9.2.	Authorization: Each Party has full power and authority to enter into this Agreement and perform its duties and undertakings as set forth herein and any and all confirmations and approvals for the same, to the extent required, have been obtained prior to the date hereof.

9.3.	No Breach; Compliance: There is no impediment at law or contract to either Party’s entering into this Agreement, to the performance of its obligations particularized in this Agreement and to its implementation thereof, and its entering into this Agreement, insofar as it relates to such Party, will not result in a breach of statute or demand of any authority operating within the scope of its authorities at law. The performance by each Party of its respective obligations is and will be it all time in strict compliance with the provisions of applicable law.

9.4.	No Impediment: Entering into this Agreement, insofar as such relates to a Party, will not result in the imposition of any charge, pledge, attachment, lien or other burden in respect of the JV/Parties’ assets and rights and will not give any third parties a cause, right or claim in respect of the JV/Parties’ assets and rights.

9.5.	Consents: No consent, authorization, license, permit, registration or approval of any governmental or public body or authority is required in connection with the execution and delivery of this Agreement by the Parties or with the performance by the Parties of their respective obligations hereunder.

10.	ASSIGNMENT

Neither Party shall assign any of its rights nor obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld; provided, however, that Orgenesis may assign or otherwise transfer this Agreement and/or any of its rights and/or obligations under this Agreement to an Affiliate thereof without the prior consent of HSHG. Any purported assignment or transfer not affected in accordance with this Section shall be deemed void and of no force and/or effect.

11.	INDEMNIFICATION; LIMITATION OF LIABILITY

11.1.	Indemnification by Orgenesis: Orgenesis shall indemnify and defend HSHG and its employees, officers, directors and agents (each a “Company Indemnitee”) from and against any and all judgments, settlements, liabilities, damages, losses, costs and expenses (including reasonable attorneys’ fees and expenses) arising out of any third party claim, demand or other proceeding (each, a “Claim”) to the extent resulting from; (a) a material breach by Orgenesis of any of its representations, warranties, covenants or obligations set forth in this Agreement; or (b) a Orgenesis Indemnitee’s or any of Orgenesis’ Affiliates’ gross negligence, recklessness or willful misconduct in the performance of this Agreement; provided however, that Orgenesis’ obligations pursuant to this Section 11.1 shall not apply to the extent such Claims arise out of or result from Company’ breach of this Agreement or the negligence, recklessness or willful misconduct of any Company Indemnitee and/or otherwise due to a cause which gives rise to indemnification by Company under Section 11.2 below.

11.2.	Indemnification by HSHG: HSHG shall indemnify and defend Orgenesis and its Affiliates and each of their respective agents, employees, officers and directors successors and permitted assigns (each a “Orgenesis Indemnitee”) from and against any and all Claims to the extent arising out of or resulting from: (a) a material breach by the JV/HSHG of any of its representations, warranties, covenants or obligations set forth in this Agreement; and/or (c) any Company Indemnitee’s and/or Company Affiliate’s gross negligence, recklessness or willful misconduct.

11.3.	Procedure: The obligations under Section 11.1 and 11.2 abbe are subject to the following conditions:

11.3.1.	the Party or other person intending to claim indemnification under this Section 11 above (an “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) of any Claim in respect of which the Indemnified Party intends to claim such indemnification (provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual prejudice directly caused by the delay or other deficiency), and the Indemnifying Party shall have the right to assume full control over the defense and settlement thereof provided, however, that an Indemnified Party shall have the right to retain its own counsel and to participate in the defense thereof, with the fees and expenses to be paid by the Indemnified Party unless the Indemnifying Party does not assume the defense.

11.3.2.	if the Indemnifying Party shall fail to timely assume the defense of and reasonably defend such Claim, the Indemnified Party shall have the right to retain or assume control of such defense and the Indemnifying Party shall pay (as incurred and on demand) the fees and expenses of counsel retained by the Indemnified Party.

11.3.3.	the Indemnifying Party shall not be liable for the indemnification of any Claim settled (or resolved by consent to the entry of judgment) without the written consent of the Indemnifying Party. The Indemnifying Party shall obtain the prior written consent (which shall not be unreasonably withheld or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Claim unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person by an Indemnified Party, no requirement that the Indemnified Party admit negligence, fault or culpability, and no adverse effect on any other claims that may be made by or against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action.

11.3.4.	the Indemnified Party, and its employees and agents, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigations of any Claim. Regardless of who controls the defense, each Party hereto shall reasonably cooperate in the defense as may be requested.

11.4.	LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT FOR LABILITY DUE TO A PARTY’S BREACH OF SECTION 8 ABOVE AND/OR A PARTY’S LIABILITY UNDER SECTION 11.1 OR 11.2 ABOVE, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE, EXEMPLARY, INDIRECT AND/OR CONSEQUENTIAL DAMAGES AND/OR LOST PROFITS ARISING OUT OF AND/OR IN CONNECTION WITH THIS AGREEMENT.

12.	TERM AND TERMINATION

12.1.	The term of this Agreement shall commence on the Effective Date and, unless terminated as provided in this Section 12, shall continue in full force and effect thereafter.

12.2.	Without derogating from the Parties’ rights hereunder or by law to any other or additional remedy or relief, it is agreed that either Party may terminate this Agreement hereunder by serving a written notice to that effect on the other upon or after:

12.2.1.	a material breach of this Agreement by the other Party, which material breach cannot be cured or, if curable, which has not been cured by the Party in breach within thirty (30) days after receipt of a written notice from the other Party in respect of such breach, or

12.2.2.	the granting of a winding-up order in respect of the other Party, or upon an order being granted against the other Party for the appointment of a receiver, or if such other Party passes a resolution for its voluntary winding-up, or if a temporary or permanent liquidator or receiver is appointed in respect of such other party, or if a temporary or permanent attachment order is granted on such other party’s assets, or a substantial portion thereof, or if such other Party shall seek protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors; provided that in the case that any such order or act is initiated by any third party, the right of termination shall apply only if such order or act as aforesaid is not cancelled within 60 (sixty) days of the grant of such order or the performance of such act.

12.3.	Neither expiration of this Agreement, nor termination of this Agreement for any reason, shall relieve the Parties of any obligation occurring prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement.

12.4.	Upon termination or expiration of this Agreement, for any reason, the following Sections of this Agreement will survive: 1 (Definitions) 7 (intellectual Property) 8 (Confidentiality), 11 (Indemnification; Limitation of Liability), 12.3 and 12.4 (Termination), 13 (Notices), 14 14 (Governing Law and Jurisdiction) and 15 (Miscellaneous).

13.	NOTICES

Any notice or other communication required to be given by one Party to the other under this Agreement shall be in writing and shall be deemed to have been served: (i) if personally delivered, when actually delivered; or (ii) if sent by electronic mail, upon transmission thereof, if during normal business hours, and if not then at the start of business on the first business day thereafter (provided that any notice terminating this Agreement which is sent by electronic mail shall be followed by a notice sent in any other manner provided herein), or (iii) 10 (ten) days after being mailed by certified or registered mail, postage prepaid (for the purposes of proving such service - it being sufficient to prove that such notice was properly addressed and posted) to the respective addresses of the Parties set out below, or to such other address or addresses as any of the Parties may from time to time in writing designate to the other Party pursuant to this Section 13:

To ORGENESIS:

To the attention of Vered Caplan

Orgenesis, Inc.

20271 Goldenrod Lane, Germantown,

Maryland, 20876,

USA

Email: vered.c@orgenesis.com

With Copy to (which such copy shall not constitute notice):

Mark Cohen, Esq.

Pearl Cohen Zedek Latzer Baratz LLP

Times Square Tower

7 Times Square

New York, New York 10036,

USA

Email: MCohen@PearlCohen.com

To HSHG:

To the attention of Sanjeev Kumar

Harley Street Healthcare Group (HSHG).

28 Portland Place, London,

United Kingdom

Email: sanjeev@harleyoflondon.co.uk

14.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed in all respects by the laws of the State of New York, USA (without application of is conflict of law provisions directing that the laws of another jurisdiction shall apply). The federal and state courts located in New York County, New York, USA, shall have exclusive jurisdiction over any dispute and/or claim arising form and/or related to this Agreement and the Parties hereby submit to the personal jurisdiction of such courts with respect to any such dispute and/or claim.

15.	MISCELLANEOUS

15.1.	The preamble and Exhibits hereto form an integral part of this Agreement. In this Agreement “including” or “includes” means including without limiting the generality of any description preceding such terms. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the interpretation of this Agreement.

15.2.	This Agreement constitutes the full and complete agreement between the Parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement.

15.3.	This Agreement may be amended only by a written document signed by both Parties.

15.4.	The Parties hereby undertake to act in good faith towards each other, to use their best efforts, to contribute their energy and experience in their areas of expertise to furthering the activities of the Project and in order to render the provisions of this Agreement valid and effective.

15.5.	This Agreement may be executed in any number of counterparts (including counterparts transmitted by email or fax), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

15.6.	No waiver by any Party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any Party to take any action against any breach of this Agreement or default by the other Party hereto shall constitute a waiver of the former Party’s rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other Party.

15.7.	If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified and shall be enforceable in accordance with its terms. The Parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid or unenforceable provision.

15.8.	Nothing contained in this Agreement shall be construed to place the parties in a relationship of partners or parties to a joint venture or to constitute either Party an agent, employee or a legal representative of the other Party and neither Party shall have power or authority to act on behalf of the other Party or to bind the other Party in any manner whatsoever.

15.9.	Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting this Agreement. ln interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

15.10.	The ruling language of this Agreement is English. To the extent practicable with third Parties, English shall be the language used for all purposes in connection with the Project and this Agreement.

WHEREOF THE PARTIES HAVE CAUSED THIS AGREEMENT TO BE EXECUTED BY THEIR DULY AUTHORIZED REPRESENTATIVES AS OF THIS 9th DAY OF AUGUST, 2024.

ORGENESIS, INC.		HARLEY STREET HEALTHCARE GROUP.

By:	/s/ Vered Caplan	By:	/s/ Sanjeev Kumar

Name:	Vered Caplan	Name:	Sanjeev Kumar

Title:	Chief Executive Officer	Title:	Founder & Chief Visionary Officer